Mail Stop 3561


										January 31, 2006




Mr. Robert S. Thomas
President & Chief Executive Officer
Charles & Colvard, Ltd.
300 Perimeter Park Drive, Suite A
Morrisville, NC 27560


		RE:	Charles & Colvard, Ltd.
			Form 10-K for Fiscal Year Ended December 31, 2004 Forms 10-Q for Fiscal Quarters Ended March 31, 2005, June 30, 2005
and September 30, 2005
Filed March 21, 2005, May 13, 2005, August 11, 2005 and November
9,
2005
			File No.  0-23329

Dear Mr. Thomas:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
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